Exhibit 23.2

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated June 21, 2011 on the financial statements of Rainbow International, Corp. as of May 31, 2011 and for the period from inception Aril 22, 2011 to May 31, 2011, be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.  I also consent to the use of my name in the

Experts section of the amended Form S-1.

Dated this 17th day of August, 2011.

Thomas J. Harris

Certified Public Accountant